Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

of Hartman vREIT XXI, Inc.

We hereby consent to the use in the Pre-Effective Amendment No. 1 to Form S-11 Registration Statement (No. 333-207711) constituting a part of this Registration Statement (Registration Statement) of our report dated October 22, 2015 relating to the consolidated balance sheet of Hartman vREIT XXI, Inc. (the Company) as of September 30, 2015, which is contained in that Pre-Effective Amendment No. 1 to the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

December 28, 2015